WNC & ASSOCIATES, INC.








                                January 21, 2002



To all Limited Partners of WNC California Housing Tax Credits II, L.P.

This is to notify you that the general partner is extending the deadline for the return of the consent form with regard to proxy material which was first mailed to you on November 30, 2001. The new deadline has been extended to July 31, 2002.

This notification is for information only. No action is required. You have already mailed in your consent form.

Should you have any questions please feel free to contact Shelly Taylor, Director of Investor Services, at (800) 286-1135, ext. 118, or email at investorservices@wncinc.com.

Sincerely yours,

WNC & Associates, Inc.









                                                   [GRAPHIC OF EAGLE OMITTED]



           3158 Redhill Avenue, Suite 120 o Costa Mesa, CA 92626-3416
                  o Phone (714) 662-5565 o Fax (714) 708-8493